Exhibit 99.1

Press Release (Clarification)

Aspen Announces its Initial Assessment of Losses from
Hurricane Wilma and Updates its Assessment of Losses
from Hurricanes Katrina and Rita

Hamilton, BERMUDA, December 6, 2005 — Aspen Insurance Holdings Limited ("Aspen") (NYSE:AHL; BSX:AHL BH) today announced its initial assessment of estimated losses from Hurricane Wilma and that it has updated its assessment of estimated losses from Hurricanes Katrina and Rita. Based on the information available and evaluations to date, Aspen estimates that its retained losses from Hurricanes Katrina, Rita and Wilma, after recoveries from its outwards reinsurance program and the impact of outwards and inwards re-instatement premiums, are likely to be between $470 million and $535 million on an after tax basis, which includes its loss estimate from Hurricane Wilma of between approximately $20 million and $35 million and an increase of approximately $27 million with respect to losses associated with Hurricanes Katrina and Rita. The range of $470 million to $535 million includes the charge of $46 million in relation to reinstatement premiums arising primarily in the fourth quarter of 2005 which was reported in Aspen’s third quarter Form 10-Q and included in our previous estimates.

In addition to Aspen's outwards reinsurance program, Aspen has further cover of up to $100 million under a fully collateralized risk transfer swap placed with a non-insurance counter-party. This would provide Aspen with recoveries if the level of industry losses as determined by Property Claims Services from Hurricane Katrina in the continental United States exceed $39 billion, with the maximum of $100 million recoverable, on a linear basis, if such industry losses reach $47 billion. Any potential recoveries under this catastrophe swap contract have been excluded from Aspen's estimated net loss figures for Hurricane Katrina.

Aspen’s estimates discussed above involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers, the application of Aspen’s catastrophe modeling systems, market intelligence, initial tentative loss reports and other sources. In addition, due to the frequency and severity of the 2005 hurricanes and the scale of Hurricane Katrina in particular, including legal and regulatory uncertainty, the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen's ultimate losses associated with these Hurricanes will remain within the stated ranges.

About Aspen Insurance Holdings Limited

Aspen Insurance Holdings Limited was established in June 2002. Aspen is a Bermudian holding company that provides property and casualty reinsurance in the global market, property and liability insurance principally in the United Kingdom and the United States and marine and aviation insurance and reinsurance worldwide through Aspen Insurance UK Limited. Aspen’s operations are conducted through its wholly-owned subsidiaries located in London, Bermuda and the United States: Aspen Insurance UK Limited, Aspen Insurance Limited and Aspen Specialty Insurance Company. Aspen has four operating segments: property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance. Aspen’s principal existing shareholders include The Blackstone Group, Candover Partners Limited, Wellington Underwriting plc and Credit Suisse First Boston Private Equity. For more information about Aspen, please visit Aspen’s website at www.aspen.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Aspen’s earnings conference call may contain, written or oral ‘‘forward-looking statements’’ within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as ‘‘expect,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘believe,’’ ‘‘project,’’ ‘‘anticipate,’’ ‘‘seek,’’ ‘‘will,’’ ‘‘estimate,’’ ‘‘may,’’ ‘‘continue,’’ and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control that could cause actual results to differ materially from such statements. Important events that could cause the actual results to differ include, but are not limited to: the impact of acts of terrorism and related legislations and acts of war; the possibility of greater frequency or severity of or unanticipated losses from natural or man-made catastrophes, including Hurricanes Katrina, Rita and Wilma and the New Orleans Flood; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina, Rita and Wilma and the New Orleans Flood; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; the effectiveness of the Company’s loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the loss of key personnel; a decline in the operating subsidiaries’ ratings with Standard & Poor’s, A.M. Best or Moody’s; changes in general economic conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; decrease in demand for the Company’s insurance or reinsurance products and cyclical downturn of the industry; changes in governmental regulation or tax laws in the jurisdictions where the Company conducts business; the total industry losses resulting from Hurricanes Katrina, Rita and Wilma and the New Orleans Flood; the actual number of the Company’s insureds incurring losses from these storms; the limited actual loss reports received from the Company's insureds to date; the preliminary nature of possible loss information received by brokers to date on behalf of cedants; the Company's reliance on industry loss estimates and those generated by modeling techniques; the reliability of, and changes in assumptions to, catastrophe pricing, accumulation and estimated loss models; the impact of these storms on the Company’s reinsurers; the amount and timing of reinsurance recoverables and reimbursements actually received by the Company from its reinsurers; the overall level of competition, and the related demand and supply dynamics as contracts come up for renewal. For a more detailed description of these uncertainties and other factors, please see the ‘‘Risk Factors’’ section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the U.S. Securities and Exchange Commission on March 14, 2005 and Aspen’s Current Report on Form 8-K dated October 4, 2005. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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Investor Contact:
Aspen Insurance Holdings Limited	T (441) 297-9382
Noah Fields, Head of Investor Relations

European Press Contact:
The Maitland Consultancy	T 44 20 7379 5151
Brian Hudspith

North American Press Contact:
Abernathy MacGregor	T (212) 371-5999
Carina Davidson
Eliza Johnson